Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Announces the Closure of its Albuquerque, New Mexico
Manufacturing Facility
June 17, 2008 — (Jackson, Michigan) — Electronics Design and Manufacturing Services provider (EMS), Sparton Corporation (NYSE:SPA) has announced it will discontinue manufacturing operations and close its Albuquerque, New Mexico facility on or about September 30, 2008.
Sparton Corporation’s Albuquerque facility has offered circuit card assemblies and related manufacturing services to a variety of customers, primarily in the industrial markets. The Company cites the current business climate, pressures of offshore competition and volatile market demands as reasons that the facility has had difficulty obtaining sufficient sales to support its ongoing operations.
The ultimate impact of this closure on the Company has yet to be determined. However, Sparton is working diligently to retain and transition existing customer programs out of Albuquerque and into other Sparton locations. The Company does not anticipate any interruptions to customers and expects all current customer orders will be completed and shipped as scheduled. The Company is reviewing its alternatives with respect to the disposal of manufacturing equipment and real estate.
Sparton will coordinate closely with local and state authorities, along with employment agencies, to help associates make successful employment transitions.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, anticipate, target and similar terms and concepts, and the negatives of such expressions) are forward-looking statements that involve risks and uncertainties, including, but not limited to the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including the Vietnam facility; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
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